Exhibit 10.9
BAKER HUGHES INCORPORATED
TERMS AND CONDITIONS
OF
AWARD AGREEMENTS
(January 24, 2007)
1.	CHANGE IN CONTROL/TERMINATION OF EMPLOYMENT. The following provisions will apply in the event a Change in Control of the Company occurs, or your employment with the Company and all Affiliates (collectively, the “Company Group”) terminates, before the last day of the Performance Period (as that term is defined in the Performance Unit Agreement awarded to you (the “Agreement”)).

1.1 Termination Generally. If your employment with the Company Group terminates on or before the last day of the Performance Period for any reason other than one of the reasons described in Sections 1.2 through 1.5 below, all of your rights in the Agreement, including all rights to the Performance Units granted to you, will lapse and be completely forfeited on the date your employment terminates.

1.2 Potential or Actual Change in Control.
(i) Termination Without Cause or for Good Reason in Connection With a Potential Change in Control on or Before the Last Day of the Performance Period. If (a) the Company Group terminates your employment without Cause on or before the last day of the Performance Period prior to a Change in Control of the Company (whether or not a Change in Control ever occurs) and such termination is at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company or is otherwise in connection with or in anticipation of a Change in Control of the Company (whether or not a Change in Control ever occurs) or (b) you terminate your employment with the Company Group for Good Reason on or before the last day of the Performance Period prior to a Change in Control of the Company (whether or not a Change in Control ever occurs) and such termination or the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company or is otherwise in connection with or in anticipation of a Change in Control of the Employer (whether or not a Change in Control ever occurs), then the Company will pay to you in cash an amount determined under the following formula in lieu of any other amounts under the Agreement:
(1) multiplied by (2) multiplied by (3) divided by (4)
where (1) is $100, (2) is the number of Performance Units that were awarded to you under the Agreement, (3) is the number of days from (and including) the first day of the Performance Period to (and including) the day before the date your employment relationship with the Company Group terminates as described in this Section 1.2(i), and (4) is the number of days during the Performance Period. Any amount payable to you pursuant to this Section 1.2(i) will be paid by the Company to you ten (10) business days after the date of your Separation From Service if you are not a Specified Employee or on the date that is six months following your Separation From Service if you are a Specified Employee. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or the Agreement and the Company Group will have no further obligations to you pursuant to the Performance Units or the Agreement. For purposes of these Terms and Conditions, “Separation From Service” has the meaning ascribed to that term in Section 409A and “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Administrative Committee of Baker Hughes. For purposes of these Terms and Conditions, “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury rules and regulations issued thereunder.

(ii) Employment Not Terminated Before a Change in Control on or Before the Last Day of the Performance Period. If a Change in Control of the Company occurs on or before the last day of the Performance Period and your employment with the Company Group does not terminate before the date the Change in Control of the Company occurs, then the Company will pay to you in cash an amount determined under the following formula in lieu of any other amounts under the Agreement:
(1) multiplied by (2) multiplied by (3) divided by (4)
where (1) is $100, (2) is the number of Performance Units that were awarded to you under the Agreement, (3) is the number of days from (and including) the first day of the Performance Period to (and including) the day before the date the Change in Control of the Company occurs, and (4) is the number of days during the Performance Period. Any amount payable to you pursuant to this Section 1.2(ii) will be paid by the Company to you (a) ten (10) business days after the date the Change in Control of the Company occurs if the Change in Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A, or (b) on March 12, 2010, if the Change in Control of the Company does not so qualify. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or the Agreement and the Company Group will have no further obligations to you pursuant to the Performance Units or the Agreement.
1.3 Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you become permanently disabled before the last day of the Performance Period and while in the active employ of one or more members of the Company Group, then the Employer will pay to you in cash an amount determined under the following formula in lieu of any other amounts under the Agreement:

(1) multiplied by (2) multiplied by (3) divided by (4)
where (1) is $100, (2) is the number of Performance Units that were awarded to you under the Agreement, (3) is the number of days from (and including) the first day of the Performance Period to (and including) the day you become permanently disabled, and (4) is the number of days during the Performance Period. Any amount payable to you pursuant to this Section 1.3 will be paid by the Company to you ten (10) business days after the date you become permanently disabled. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or the Agreement and the Company Group will have no further obligations to you pursuant to the Performance Units or the Agreement. For purposes of this Section 1.3, you will be “permanently disabled” if you (a) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company Group.

1.4 Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the last day of the Performance Period and while in the active employ of one or more members of the Company Group, then the Employer will pay to your estate in cash an amount determined under the following formula in lieu of any other amounts under the Agreement:
(1) multiplied by (2) multiplied by (3) divided by (4)
where (1) is $100, (2) is the number of Performance Units that were awarded to you under the Agreement, (3) is the number of days from (and including) the first day of the Performance Period to (and including) the date of your death, and (4) is the number of days during the Performance Period. Any amount payable to your estate pursuant to this Section 1.4 will be paid to your estate by the Employer ten (10) business days after the date of your death. Such payment will be made in exchange for the Performance Units and thereafter your estate and heirs, executors, administrators shall have no further rights with respect to such Performance Units or the Agreement and the Company Group will have no further obligations pursuant to the Performance Units or the Agreement.

1.5 Retirement. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if your employment with the Company Group terminates as a result of your Retirement before the last day of the Performance Period, then the number of Performance Units issued to you under the Agreement shall automatically be reduced (without further action by you and/or the Company) on the date your employment relationship with the Company Group terminates to that number of Performance Units determined under the following formula (the “Retirement Adjusted Performance Units”):
(1) multiplied by (2) divided by (3)

where (1) is the number of Performance Units that were originally awarded to you under the Agreement, (2) is the number of days from (and including) the first day of the Performance Period to (and including) the day before the date your employment relationship with the Company Group terminates due to Retirement, and (3) is the number of days during the Performance Period. The excess of the Performance Units that were originally awarded to you under the Agreement over the Retirement Adjusted Performance Units shall be immediately forfeited on the date of the termination of your employment relationship with the Company Group due to Retirement. Any amount payable to you pursuant to this Section 1.5 will be paid on March 12, 2010. For purposes of this Section 1.5, the term “Retirement” means the voluntary termination of your employment relationship with the Company Group on or after the date on which the sum of your age and years of service with the Company Group equals 65.

2.	PROHIBITED ACTIVITY. Notwithstanding any other provision of these Terms and Conditions or the Agreement, if you engage in a “Prohibited Activity,” as described below, while employed by one or more members of the Company Group, during the Performance Period or within two years after the date your employment with the Company Group terminates, then your right to receive payment under the Agreement, to the extent still outstanding at that time, shall be completely forfeited. A “Prohibited Activity” shall be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if you divulge any non-public, confidential or proprietary information of the Company or of its past, present or future affiliates (collectively, the “Baker Hughes Group”), but excluding information that (a) becomes generally available to the public other than as a result of your public use, disclosure, or fault, or (b) becomes available to you on a non-confidential basis after your employment termination date from a source other than a member of the Baker Hughes Group prior to the public use or disclosure by you, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

3.	TAX WITHHOLDING. To the extent that the receipt of the Performance Units or any payment pursuant to the Agreement results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company has a withholding obligation, you shall deliver to the Company at the time of such receipt or payment, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from any payment under the Agreement or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation.

4.	NONTRANSFERABILITY. The Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution.

5.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Performance Units shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.	PERFORMANCE UNITS DO NOT AWARD ANY RIGHTS OF A SHAREHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the Performance Units that are awarded hereby.

7.	EMPLOYMENT RELATIONSHIP. For purposes of the Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

8.	NOT AN EMPLOYMENT AGREEMENT. The Agreement is not an employment agreement, and no provision of the Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

9.	LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

10.	EMPLOYER LIABLE FOR PAYMENT. Except as specified in Section 1.2, the legal entity that is a member of the Company Group and that is classified by the Company Group as your employer (the “Employer”) is liable for the payment of any amounts that become due under the Agreement.

11.	MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Awardee named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement

12.	409A AMENDMENT. Effective January 24, 2007, the Compensation Committee of the Board of Directors of the Company adopted this amendment to the Terms and Conditions of Award Agreements (January 24, 2007) applicable to Performance Unit Awards granted in 2007.